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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO INSURED MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco Insured Municipal Securities was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect five Trustees by the holders of the Common Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                     Votes
Matters                                Votes For   Withheld
-------                                ---------   --------
(1) Albert R. Dowden................   6,300,687    70,213
    Prema Mathai-Davis..............   6,359,918    10,982
    Lewis F. Pennock................   6,349,397    21,503
    Hugo F. Sonnenschein............   6,348,530    22,370
    Raymond Stickel, Jr.............   6,355,608    15,292